Exhibit 99.1

CTC MEDIA SIGNS US$135 MILLION TERM LOAN FACILITY

Moscow – June 30, 2008 – CTC Media, Inc. (NASDAQ: CTCM), Russia’s leading independent media company, announced the signing of a US$135 million amortizable syndicated term loan facility arranged by ABN AMRO Bank N.V., BNP Paribas, ING Bank N.V., Raiffeisen Zentralbank Österreich Aktiengesellschaft and ZAO Raiffeisenbank.

The syndication was launched on May 27, 2008 and closed on June 25, 2008. The term loan facility was signed on June 27, 2008, in line with the original transaction calendar. The facility has a 2-year final maturity and an annual interest rate of LIBOR+300 basis points. Proceeds will be used to repay outstanding debt to Modern Times Group MTG AB incurred in connection with the acquisition of DTV Group in April 2008, as well as for general corporate purposes.

About CTC Media, Inc.

CTC Media, Inc. is Russia’s leading independent media company. The Company owns and operates the CTC television network, whose signal is carried by more than 350 affiliate stations, including 21 owned-and-operated stations, the Domashny television network, whose signal is carried by over 230 affiliate stations, including 13 owned-and-operated stations, and the DTV television network, whose signal is carried by a number of affiliate stations, including 24 owned-and-operated stations. The combined audience share for the CTC, Domashny and DTV networks in 2007 was 12.9%. CTC Media also owns two Russian production companies, Costafilm LLC and Soho Media LLC, and operates Channel 31 in Kazakhstan and a TV company in Uzbekistan. The Company is traded on The NASDAQ Global Select Market under the symbol: “CTCM”. For more information on CTC Media, please visit: www.ctcmedia.ru.

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For further information please call:

CTC Media, Inc.
Ivan Philippov (media)
Katya Ostrova (investors)
+ 7 495 785 6333

Brainerd Communicators, Inc.
Jenna Focarino (media)
Michael Smargiassi (investors)
+1 212 986 6667